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                                                                    EXHIBIT 3.60

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:31 AM 01/29/2003
  030059844 - 3619521

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                          CALPINE FREESTONE ENERGY, LP

      This Certificate of Limited Partnership of Calpine Freestone Energy, LP (hereinafter referred to as the "Partnership") is being filed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      1.    The name of the Partnership is Calpine Freestone Energy, LP.

      2. The address of the registered office of the Partnership in Delaware is 9 East Loockerman Street, Suite IB, Dover, 19901, County of Kent and the name of its registered agent at such address is National Registered Agents, Inc.

      3. The names and business, residence or mailing address of each of the general partners are as follows:

              NAME                                MAILING ADDRESS
              ----                                ---------------
Calpine Freestone Energy GP, LLC            c/o Calpine Corporation
                                            50 West San Fernando Street
                                            San Jose, CA. 95113

      IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership to be duly executed as of this 29th day of January, 2003.

      General Partner:                  Calpine Freestone Energy GP, LLC,
                                        a Delaware limited liability company

                                        By: /s/ Michael Ginsburg
                                            ------------------------------------
                                        Name: Michael Ginsburg
                                        Its: Authorized Person